UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2014

HERCULES OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51582	56-2542838
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 Greenway Plaza, Suite 2200 Houston, Texas	77046
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 350-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Hercules Offshore, Inc. (the “Company”) announced yesterday that on November 6, 2014, Stephen M. Butz, Executive Vice President and Chief Financial Officer of the Company, tendered his resignation effective November 21, 2014.
The Company also announced yesterday that Troy L. Carson has been promoted to Senior Vice President and Chief Financial Officer, effective November 21, 2014. Mr. Carson has served as the Company’s Senior Vice President and Chief Accounting Officer since January 2013. He joined the Company as Vice President and Corporate Controller in March 2007, was appointed to Principal Accounting Officer in July 2008, and was named Chief Accounting Officer in May 2010.
In connection with his promotion, the Compensation Committee of the Company’s Board of Directors has approved a salary increase for Mr. Carson from $312,000 to $340,000 per year, as well as an increase in his target bonus percentage from 60% to 75% of his base salary. The Compensation Committee also approved a grant of 25,000 shares of restricted stock to Mr. Carson with a grant date of November 17, 2014. These shares of restricted stock vest 1/3 per year on each of the first three anniversaries of the grant date.
Item 7.01. Regulation FD Disclosure.
On November 11, 2014, the Company issued a press release regarding the matters described in Item 5.02. A copy of the press release is being furnished as Exhibit 99.1 hereto and is incorporated by reference in this Item 7.01.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
99.1    Press Release Announcing Management Changes, dated November 11, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.

Date: November 12, 2014	By:	/s/ Beau M. Thompson
Beau M. Thompson
General Counsel and Secretary

Exhibit Index

Exhibit No.    Document

99.1         Press Release Announcing Management Changes, dated November 11, 2014.